Exhibit 10.15

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DYE SUPPLY AGREEMENT

This Agreement is entered into and effective this 1st day of January, 2005 (the “Effective Date”) by and between Corning Incorporated having an address of Corning, NY 14831 (“Corning”) and Insight Equity A.P.X, LP dba Vision-Ease Lens having an address of 7000 Sunwood Drive NW, Ramsey, Minnesota 55303 (“VEL”).

RECITALS

WHEREAS, Corning has developed a proprietary photochromic dye that is useful for multiple applications, including consumer eyeware; and

WHEREAS, VEL desires to use Corning’s proprietary photochromic dye to manufacture photochromic polycarbonate consumer eyeglass lenses using VEL’s proprietary manufacturing process; and

WHEREAS, Corning is willing to provide the photochromic dye to VEL on an exclusive basis for application in the field of photochromic polycarbonate consumer eyeglass lenses subject to a reserved right to promote, market and sell its photochromic monomers to manufacturers of cast consumer eyeglass lenses; and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties.  VEL and Corning, intending to be legally bound, agree as follows:

1.                                       SCOPE OF AGREEMENT

1.1                                 Entire Agreement; Certain Definitions.  This Agreement embodies the entire agreement between Corning and VEL with regard to its subject matter and it supercedes all prior and contemporaneous negotiations, agreements, discussions, commitments, understandings, and promises made with respect thereto.  Capitalized terms used throughout this Agreement shall have the meaning ascribed to such terms immediately prior to their first use or if not so defined in the Section noted immediately after its first use.

1.2                                 Purchase and Sale Commitment.

1.2.1                        Mutual Commitment.  Corning hereby commits to sell to VEL and VEL commits to purchase from Corning, all of VEL’s requirements for photochromic dyes, including the photochromic dye set forth in the specification attached as Exhibit A (the dye set forth in Exhibit A hereinafter being referred to as “Dye”) in the manufacture by or for VEL of gray photochromic polycarbonate consumer

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prescription eyeglass lenses (the “Field”).  For purposes of this Agreement, the term “Product(s)” shall mean lenses manufactured by or for VEL in the Field which contain Dye from Corning.  Corning’s commitment to sell the Dye to VEL is contingent, in part, on the provision of quarterly forecasts by VEL as anticipated in Section 2.1 below.  Corning shall reserve capacity to deliver, each quarter.  125% of the quantity of Dye forecasted as being required by VEL during such quarter based upon VEL’s forecast provided immediately prior to or at the commencement of such calendar quarter.  To the extent VEL’s actual requirements in a quarter exceed 125% of its forecasted requirements, Corning will use commercially reasonable efforts to provide the additional quantities required by VEL, provided Corning shall neither suffer nor incur any liability or obligation to VEL if, despite the use of commercially reasonable efforts, Corning is unable to meet VEL’s unforecasted excess demand.

1.2.2                        Purchase Price.  The purchase price payable by VEL for the Dye is set forth in Exhibit B. Increases to such pricing schedule shall be considered annually but only upon demonstration by Corning to VEL’s reasonable satisfaction (1) that Corning has or can be expected to incur increases in its direct costs associated with the Dye, and/or (2) increases in taxes, tariffs, customs duties or other similar governmental charges.  Decreases shall be allowed annually upon demonstration that VEL’s purchases of Dye during the immediately preceding twelve months exceeded 125kg.  Decreases shall also occur in the event of a decrease in the costs generally described in subclause (1) and/or (2) immediately above.

1.2.3                        Minimum Annual Purchase Commitment.  Each year for so long as this Agreement remains effective, VEL shall purchase from Corning at least the minimum annual quantity of Dye referenced in Exhibit B (the “Minimum”).  In the event the actual quantity of Dye that VEL purchases is less than the Minimum, VEL may make a lump sum payment to Corning in an amount equal to the monetary difference between the actual quantity of Dye purchased in such year and the Minimum.  Such payment is to be made within sixty (60) calendar days of the completion of the relevant calendar year.  In the event VEL does not make such monetary payment within sixty (60) calendar days of the completion of the relevant calendar year, the exclusive sale commitment in the Field made by Corning in Section 1.3 shall expire and accordingly Corning may sell all Dye to any party for any purpose.  VEL may, nonetheless, continue to purchase Dye from Corning for the remaining term of this Agreement.

1.2.4                        Default in Covenant to Purchase Requirements for Dye from Corning.  Without prejudice to any other right or remedy available to Corning, in the event VEL fails to purchase one hundred percent (100%) of its requirements for photochromic dyes in the Field from Corning as anticipated herein (except on account of Corning being unable to meet VEL’s requirements for photochromic dyes under

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Section 4.5, including on account of a force majeure event that may interrupt Corning’s supply of Dye).  Corning may sell Dye to any party for any purpose.

1.3                                 Exclusivity.  Throughout the term of this Agreement, and in exchange for the 100% purchase commitment made by VEL for its requirements of photochromic dyes in the field, Corning shall refrain from selling photochromic dyes in the Field to any third party that is an active manufacturer in the Field.  For the avoidance of doubt, nothing herein shall prevent Corning from selling to third parties a photochromic formulation which incorporates the Dye for use in the manufacture of cast photochromic lenses, including consumer eyeglass lenses.

2.                                       FORECASTS

2.1                                 Forecasts.  VEL acknowledges that Corning’s ability to satisfy VEL’s requirements for Dye in a timely manner is largely dependent on VEL providing Corning with a reasonably accurate forecast of its requirements for Dye in a format mutually agreeable to both parties.  Accordingly, upon execution of this Agreement, the parties shall develop an annual forecast of VEL’s anticipated requirements for Dye, a first draft of which shall be provided by VEL at the time of execution of this Agreement.  This forecast shall be updated on a quarterly basis by VEL.  The forecast shall detail the volume of Dye that VEL expects to purchase during the current calendar year.

3.                                       TERMS OF PAYMENT

3.1                                 Invoices.  Corning shall submit an invoice to VEL for all Dye delivered to it in response to purchase orders received.  Each invoice shall include the relevant purchase order number, the VEL item number, the manufacturer lot number, type, and quantity of Dye purchased.

3.2                                 Payment Terms.  Payment terms are as set forth in Exhibit B.  The obligation to pay outstanding invoices and invoices issued after the expiration or termination of this Agreement for Dye delivered prior to the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement for any reason whatsoever.

4.                                       TERMS OF DELIVERY; INTERRUPTION IN MANUFACTURING

4.1                                 Delivery Terms.  Delivery terms associated with Dye purchased by VEL shall be CIP Ramsey, Minnesota U.S.A. (Incoterms 2000 version).

4.2                                 Title and Risk of Loss.  Title and risk of loss of Dye shall pass to VEL per delivery terms stated in 4.1.

4.3                                 Leadtime.  Corning shall deliver Dye to VEL, consistent with its capacity reservation and inventory reserves as provided in Sections 1.2.1 and 4.4, respectively, no later than

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the indicated receipt date set forth in VEL’s purchase order.  Such receipt date shall be at least thirty (30) days after the date of receipt of the purchase order by Corning.

4.4                                 Inventory Reserve.  On any given date after January 2006, Corning shall have (or cause its supplier to have) a minimum inventory reserve of Dye equal to the aggregate total amounts of Dye forecast under Section 2.1 by VEL for the three consecutive calendar months extending beyond said any given date (the “Inventory Reserve”).  By way of example, the Inventory Reserve for September 1, shall equal the total amount of Dye forecasted by VEL for the months of October, November and December in the forecast provided to Corning by VEL on June 1.  Prior to the expiration of this Agreement, the parties will work in good faith to reduce the inventory reserve so that upon the expiration of this Agreement, no Dye will remain in Corning’s or its supplier’s inventory for VEL.  In any event, upon the expiration or termination of this Agreement for any reason whatsoever, Corning shall have the right to ship and deliver, and VEL shall accept and pay for, all or any portion of the Dye in Corning’s or its supplier’s inventory that were reserved for VEL up to a maximum of the required three month reserved amount referenced in this section.  This obligation shall survive the expiration or termination of this Agreement for any reason whatsoever.

4.5                              Corning’s Inability to Supply Dye.  If Corning is unable to fulfill a purchase order from VEL, for any reason, including reasons under Paragraph 14.1 (Force Majeure) but excluding reasons where VEL’s actual requirements exceed its forecasted requirements by greater than 125%.  Corning shall notify VEL within thirty (30) days of the indicated receipt date on the purchase order as set by the terms of Paragraph 4.3.  Corning will then have thirty (30) days to work through a recovery action plan to restore supply.  In the event of a continued failure to supply after a total of sixty (60) days after the indicated receipt date on the purchase order, and if VEL elects not to terminate this Agreement pursuant to Section 15, VEL shall have the right, subject to the approval of Corning, to itself supply or to appoint one third-party supplier to supply Dye to VEL, such approval not to be unreasonably withheld.  Upon approval by Corning, Corning shall grant a non exclusive license under all applicable Corning intellectual property, including patent rights and know-how that are either owned or sublicensable by Corning to VEL or said third party supplier.  Such non exclusive license shall be for the sole purpose of manufacturing Dye that shall be used by VEL exclusively to manufacture Products.  VEL shall pay Corning a royalty of 5% of the purchase price paid by VEL to the third party for the Dye manufactured and supplied to VEL, or if VEL produces the Dye, VEL shall pay Corning a royalty of 5% of the purchase price that VEL would otherwise have paid to Corning if Corning had supplied the Dye to VEL hereunder.  Products sold by VEL under this non-exclusive license shall also be subject to the royalty provisions of Section 7.  The non exclusive license shall be limited to the period during which the supply of the Dye shall be made by VEL or by a third party supplier appointed by VEL under this Section 4.5.  Upon demonstration by Corning to VEL of its ability to restart its supply of Dye (through qualification of three separate dye lots) to VEL in conformance with the terms of this Agreement, the aforesaid license shall be phased out by decreasing the volume of

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Dye provided by VEL or the third supplier by fifty percent (50%) in the first year Corning restarts its supply and by one hundred percent (100%) in the second year Corning restarts its supply, after which years neither VEL nor a third-party supplier shall have any further rights under the patents to manufacture Dye.

5.                                       LIMITED WARRANTY

5.1                               Warranty.  Corning warrants that all Dye delivered by Corning to VEL under the terms of this Agreement shall conform to the specifications set forth in Exhibit A.  ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.

5.2                               Limitations.  This warranty does not extend to Dye that has been:  (a) subject to misuse, neglect, accident or abuse by VEL; (b) improperly processed, stored or maintained by persons other than Corning or Corning’s agents or Corning’s contractors, including shippers; (c) used in a manner not in accordance with Corning’s specifications and guidelines (attached as Exhibit A); (d) delivered to VEL more than ninety (90) days prior to the discovery of any nonconformance; (e) discovered within ninety (90) days of delivery to VEL not to conform but which has not been brought to the attention of Corning with written notice within fifteen (15) days of discovering such nonconformance.

5.3                               Remedy-Non Conforming Dyes.  If VEL provides written notice to Corning that Dye provided to VEL to which the Warranty of Section 5.1 extends does not conform to the specifications set forth in Exhibit A, Corning shall be obligated to fulfill any replacement purchase order from VEL within five (5) days of the date of the replacement purchase order.  Ten (10) days after receipt of the written notice from VEL, Corning shall give notice to VEL as to whether Corning agrees or disagrees that the Dye is nonconforming.  In the event Corning disagrees that the Dye is nonconforming, Corning and VEL shall jointly submit the Dye in question to an independent laboratory for evaluation.  In the event Corning agrees that the Dye in question does not conform or in the event the independent laboratory concludes that the Dye does not conform, then (1) Corning shall credit VEL for the amount charged to VEL for the non-conforming Dye and Corning shall bear all freight costs for return of the Dye and (2) Corning shall pay to VEL one half of the reasonable direct costs incurred by VEL in the production of Products which VEL shall scrap due to the Dye not conforming to the requirements of Section 5.1; for purposes of the present clause, such one half of the reasonable direct costs shall in no event-exceed the-equivalent 1.5 times the US dollar amount of one month of Dye purchase, based on VEL’s average monthly purchase for the three immediately previous months.

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5.4                                 Sole Remedy.  This shall constitute VEL’s only remedy for non conforming Dye.  Corning shall not be liable to VEL for any direct, indirect, special, consequential, or incidental damages.

5.5                                 Non Conforming Product.  In the event VEL determines that (1) photochromic properties of Products do not conform to the specifications of Exhibit C; and, (2) the Dye associated with the nonconforming Products conforms to the specifications of Exhibit A; and (3) there are no known defects in VEL’s manufacturing process, then VEL shall provide written notice within ten (10) days of making such determination to Corning.  The parties shall then agree to exert commercially reasonable efforts to meet in person within thirty (30) days of such written notice in order to jointly establish a corrective action plan and schedule therefor.

6.                                       PATENT INDEMNIFICATION

6.1                                 Corning Patent Indemnification.  In the event any claim is asserted against VEL alleging that the Dye provided by Corning infringes a patent right of a third party, Corning shall, at its own expense, settle or defend such claim on behalf of VEL or any suit or proceeding arising therefrom and pay all damages and costs that may be awarded therein against VEL, VEL shall promptly notify Corning of its receipt or notice of any such claim or assertion.  VEL further agrees to provide Corning information and assistance in defending such a claim and hereby grants Corning exclusive authority to defend or settle such claim on behalf of VEL, except that any such settlement shall be subject to approval of VEL, which approval shall not be unreasonably withheld.  Without limiting the foregoing in any way, VEL shall have the right to retain its own attorneys, solely at VEL’s cost, to assist Corning in the defense or settlement of any such claim.  Finally, if a final judgment of patent infringement is entered in a United States court enjoining Corning from further production of Dye, the requirements commitment made by VEL in the Field in Section 1.2.1 above shall expire and VEL shall thereafter have the right to obtain photochromic dyes for use in the Field from any third party.  This indemnification does not extend to any claim asserted against VEL other than these mentioned in this Section 6.1.

6.2                                 VEL Patent Indemnification.  In the event any claim is asserted against Corning alleging the use of a Dye as a component in a Product, or alleging the use of a Dye in the process used by VEL to manufacture a Product, infringes a patent right of a third party.  VEL shall, at its own expense, settle or defend such claim on behalf of Corning or any suit or proceeding arising therefrom and pay all damages and costs that may be awarded therein against Corning.  Corning shall promptly notify VEL of its receipt of any such claim or assertion.  Corning further agrees to provide VEL information and assistance in defending such a claim and hereby grants VEL exclusive authority to defend or settle such claim on behalf of Corning, except that any such settlement shall be subject to approval of Corning, which approval shall not be unreasonably withheld.  Without limiting the foregoing in any way, Corning shall have the right to retain its own attorneys,

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solely at Corning’s cost, to assist VEL in the defense or settlement of any such claim.  Finally, if a final judgment of patent infringement is entered in a United States court enjoining VEL from further production of Products, the exclusive commitment made by Corning in the Field in Section 1.3 above shall expire and Corning may thereafter sell Dyes to any party for any purpose, including in the Field.  This indemnification does not extend to any claim asserted against Corning other than those mentioned in this Section 6.2.

7.                                     ROYALTY

7.1                               Royalties Payable to Corning.  In consideration for the exclusivity granted by Corning under Section 1.3. the following royalty payments shall be due, owing and payable by VEL to Corning:

7.1.1                        Royalties Payable.  For each Product which VEL sells, leases or “Otherwise Transfers” (as defined in Section 7.1.2 below) to a third party, VEL shall pay to Corning [*REDACTED*] percent ([*REDACTED*]%)of the Actual Net Sales Price (as defined below).  In the event (1) VEL exercises its rights to obtain Dye from a third party supplier under Section 4.5 due to Corning’s inability to Supply Dye and (2) the price to purchase the Dye from said third party supplier exceeds the prices set forth in Exhibit B, then VEL shall have the right to subtract this price differential from the [*REDACTED*] percent ([*REDACTED*]%) royalty otherwise payable to Corning up to and including a price differential that amounts to the entire [*REDACTED*] percent ([*REDACTED*]%) royalty relating to the Products manufactured using the third party supplier’s Dyes.  In the event that the dye is purchased from the third party supplier at a lower price than the prices set forth in Exhibit B, then VEL shall add the difference to the royalty payments relating to the Products manufactured using the third party supplier’s Dyes.

7.1.2                        Definition of “Otherwise Transfers”.  For purposes of this Agreement, the term “Otherwise Transfers” shall mean Products put into use by VEL for any purpose other than routine testing.  In this regard, any Product provided free-of-charge by VEL to a customer in a “buy-one-get-one-free” offer or in a direct dispenser incentive shall be treated as sold or Otherwise Transferred at the sales price otherwise associated with the Product in said offer or incentive and shall therefore be subject to the royalty payment provided for by Section 7.1.1.

7.1.3                        Definition of Actual Net Sales Price.  For purposes of this Agreement, the term “Actual Net Sales Price” shall mean the sales price actually received by VEL for the sale of Product less tax, freight, customs duties, insurance, shipping, handling, returns and credits/debits for customer pricing programs.

7.1.4                        Quarterly Statements.  Within, thirty (30) days of the close of each calendar quarter, VEL shall provide to Corning a statement showing the sales of Products

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during such quarter and a calculation of the corresponding royalty obligation owed hereunder.

7.1.5                        Royalty Payments.  Within, sixty (60) days after the close of each calendar quarter, VEL shall pay all royalties due hereunder by wire transfer to an account to be designated by Corning.  All such royalties shall be paid in U.S. dollars.  To the extent that VEL’s payment of royalties is based upon transactions that it invoiced in a currency other than U.S. dollars, such royalty payment shall be computed in U.S. dollars with respect to each non-U.S. currency in which there are transactions in the calendar quarter.  The conversion rate for each such non-U.S. currency shall be made at the rate published in the Wall Street Journal as of the business day next following the close of the calendar quarter for which the payment is being made, and each such rate shall be identified in the statement required by Section 7.1.4 above.

7.1.6                        Books & Records; Audit Rights.  VEL shall keep (or cause to keep) and maintain complete and accurate books and records of its transactions involving the Products so that Corning, or an independent certified public accountant selected mutually by the parties, may review and audit the royalty payments made by VEL hereunder.  Upon providing forty-eight (48) hours written notice to VEL, Corning may instruct the accountant to inspect VEL’s relevant books and records at reasonable times during business hours within two (2) years after the end of the period to which such records relate, for the purpose of verifying transactions involving Products and any remittance of royalty payments due thereon.  The expenses for such accountant shall be borne by Corning and the accountant shall disclose to Corning only such information as relates to the accuracy of the books and records kept and payments made.  If, however, such audit reveals an underpayment that exceeds $25K in which case VEL shall be required to reimburse Corning for all expenses associated with such audit.

7.1.7                        Taxes on Royalties.  VEL shall pay any tax (and related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement including any tax VEL is required to withhold or deduct from the royalty payments to Corning, except any such tax constituting an income tax imposed upon Corning by any governmental entity within the United States proper.

8.                                       MANUFACTURING

8.1                                 Manufacturing Standards for Dyes.  Corning shall use, and shall cause any of its suppliers to use, commercially reasonable efforts to comply with all applicable regulations with respect to manufacture of Dye, including but not limited to, regulatory requirements including TSCA and MSDS requirements.  Upon VEL’s request, Corning shall provide to VEL the results of the most recent quality audits conducted by Corning

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in connection with the Dye.  VEL shall also have the right to perform supplier quality audits at any of the manufacturing locations.  In the case of third party toll manufacturers, Corning will exert best efforts to facilitate that audit by VEL.  If that proves impossible, Corning will perform the audit themselves according to VEL’s requirements.

9.                                       MODIFICATION TO PRODUCT

9.1                                 Advance Notice and Approval.  Corning shall provide VEL sixty (60) days notice of any substantive changes intended by Corning to the specifications or the process for manufacturing the Dye, including but not limited to, any change in the supplier used in the manufacture of the Dyes and any change in the location of the manufacture of the Dye.  At the request of VEL, such notice shall include the provision to VEL by Corning, at Corning’s expense, of reasonable quantities of Dye having such intended change for evaluation and testing by VEL, the cost of such quantities being borne by VEL in the event such quantities are determined to qualify to the specifications of Exhibit A.  Such intended changes shall only be implemented by Corning upon approval by VEL, which approval shall not be unreasonably withheld.  Unless VEL otherwise agrees, changes in the specifications shall not apply to any purchase orders from VEL received by Corning prior to the date the change in the specifications becomes effective.  In the event that Corning does not satisfy its notice obligations under this section 9.1.  Corning shall pay to VEL up to an equivalent of one-fourth (1/4) of the ID months of preceding dye purchases for:  (1) the cost of Product inventory not meeting the photochromic properties due to the substantive changes as described in the above paragraph and (2) for all Products returned to VEL by VEL’s customers due to Products not meeting the photochromic properties for a period of twelve months after the change has been implemented by Corning, calculated at the average Product selling price.

10.                                 CONFIDENTIAL INFORMATION

10.1                           The parties acknowledge that they have each signed a Confidentiality Agreement dated March 26, 2004, a copy of which is attached hereto and incorporated herein as Exhibit D.  The provisions of such agreement shall apply mutatis mutandis to any proprietary or confidential information received under this Agreement.  The Confidentiality Agreement shall be, and is hereby, extended so that it expires or is terminated upon the expiration or termination of this Agreement.  In any event, the obligations of confidentiality undertaken pursuant to the Confidentiality Agreement shall survive and continue for a period of five (5) years after termination or expiration of the present Agreement.

11.                                 PRODUCT LIABILITY INDEMNIFICATION

11.1                           VEL Indemnification.  VEL shall indemnify Corning for sums which Corning shall become obligated to pay any third party by reason of Corning’s liability imposed by law for (a) bodily injury, including death, or (b) physical injury to or destruction of tangible property, in either event to the extent directly caused by defects resulting from the manufacturing of Products sold by VEL or caused by VEL’s negligence.

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11.2                           Corning Indemnification.  Corning shall indemnify VEL for sums which VEL shall become obligated to pay any third party by reason of VEL’s liability imposed by law for (a) bodily injury, including death, or (b) physical injury to or destruction of tangible property, in either event to the extent directly caused by defects in Dye sold by Corning to VEL and used in Products sold by VEL or caused by Corning’s negligence.  For the avoidance of doubt, Corning shall have no indemnification obligation hereunder for any claim asserted that relates to Dye either supplied to itself by VEL or supplied by a third party in accordance with Section 4.5 above.

11.3                           Proportionate Liability.  In the event a claim is asserted against either party for which both parties are in part responsible due to the negligent action or omission of both parties, then, in such instance, each party shall be responsible for only that portion of the claim equal to the percentage of the total fault for it is determined to be liable or responsible.

11.4                           Insurance.  Each party shall maintain, in its own name and at its own expense, during the term of this Agreement (and any extensions or renewals thereof) adequate insurance protecting itself and the other from any product liability claims that may be asserted in such amounts and with such insurance carriers as the insured party determines to be reasonable and appropriate under the circumstances.

12.                                 LIMITATION OF LIABILITY

12.1                           Liability Disclaimer.  Neither party shall be liable to the other for any special, consequential or indirect damages, including without limitation, the loss of production or profits, arising from any cause of action asserted whatsoever, even if a party has been advised of the possibility of such damage or damages, excluding third party claims for which a party has an obligation to indemnify the other as expressly provided herein.  Particular exceptions to this provision are noted in sections 9.1 and 7.1.1.

13.                                 COLLABORATION

13.1                           Development Programs.  The parties anticipate that they may collaborate on certain development activities to develop new photochromic dyes for polycarbonate lenses or to develop new Products.  Before undertaking any joint development activities, the parties anticipate that the development programs will be governed by the terms and conditions of a separate joint development agreement to be negotiated by the parties.  In any event, the intellectual property rights associated with any collaborative or joint development efforts undertaken by the parties, even if undertaken without executing a separate joint development agreement, shall be as provided below:

13.1.1                  Corning IP.  Corning shall own all right, title and interest in any and all intellectual property and the related intellectual property rights, including patent, trademark, and trade secret, associated with any intellectual property developed solely by employees or contractors of Corning.

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13.1.2                  VEL IP.  VEL shall own all right, title and interest in any and all intellectual property and the related intellectual property rights, including patent, trademark, and trade secret, associated with any intellectual property developed solely by employees or contractors of VEL.

13.1.3                  Jointly-Owned Intellectual Property.  All intellectual property developed jointly by representatives of Corning and VEL, shall be jointly owned by VEL and Corning.  However, neither party shall have the right to license any third party under the jointly-owned intellectual property without the prior written approval of the other party.

13.1.4                  Not Applicable to Independent Development.  The foregoing allocations of intellectual property and intellectual property rights shall only apply to development programs undertaken by each party jointly with or in collaboration with the other, and shall not apply to any independent development effort that either party may undertake on its own with its own resources or with any third party.

14.                                 FORCE MAJEURE

14.1                         Force Majeure.  Neither party shall be liable to the other party for any delay in performance or failure to perform, in whole or in part, due to war or act of war (whether an actual declaration is made or not), riot, civil commotion, act of public enemy, fire, flood, or other act of God, act of any governmental authority, or similar causes beyond the reasonable control of such party which could not have been foreseen or prevented.  If any event of force majeure occurs, the party affected by such event shall promptly notify the other party of such event in writing and take all reasonable actions to avoid the effect of such event.

15.                                 TERMINATION

15.1                           Term.  The original term of this Agreement shall be for the period beginning on the Effective Date until December 31, 2009.  After that date, this Agreement shall automatically renew for successive one (1) year terms unless either party notifies the other in writing of its intention not to renew the Agreement at least one hundred eighty (180) days prior to the expiration of the original term or the expiration of a successive one (1) year term.

15.2                           Termination.  At any time during the term of the Agreement, either party may terminate this Agreement in the event the other party fails to perform any material obligation required in be performed under this Agreement for a period of thirty (30) days after receipt of notice from the other party of such failure and such failure has not been cured within such thirty (30) day period; then such other party shall have the right to terminate this Agreement immediately by giving written notice to the other of its election to do so.

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16.                                 DISPUTES AND GOVERNING LAW

16.1                           Governing Law.  This Agreement shall be construed and governed in accordance with the Laws of the State of Minnesota, without regard to conflict of law principles.  The parties specifically disclaim the United Nations Convention on Agreements for the International Sale of Goods.

16.2                           Negotiations.  The Parties shall make every effort to settle by amicable negotiations any difference which may occur between them in connection with this Agreement.  If the Parties fail to reach such an amicable settlement, either Party may refer such differences to arbitration as provided below.

16.3                           Arbitration; Equitable Relief.  Any dispute, claim or controversy arising out of or relating to this Agreement, or any breach hereof, shall be submitted to binding arbitration before the American Arbitration Association (AAA) with such arbitration proceedings to take place in Minnesota (USA) and in accordance with the Commercial Rules of Arbitration adopted by the AAA.  Judgment upon the arbitration award may be entered in any court having jurisdiction thereof.  The arbitration panel shall consist of a single arbitrator chosen by the AAA.  The arbitrator shall not have the power or authority to issue injunctive relief or an equitable remedy and shall only award such damages or remedies as may be specifically provided by this Agreement and applicable law.  Each party shall retain the right to pursue injunctive relief or an equitable remedy before a court of competent jurisdiction.

17.                                 RELATIONSHIP OF THE PARTIES

17.1                           Independent Contractors.  The parties are each independent contractors.  No agency relationship between Corning and VEL is made by this Agreement.  Neither party shall have any right or authority to act on behalf of the other and neither party will represent that it has such right or authority.

18.                                 MISCELLANEOUS

18.1                           Assignment.  Neither party may assign or delegate any of its rights, duties, liabilities, or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.  In this regard, VEL acknowledges that Corning currently procures its Dyes from a third party, and Corning may continue such practice.

18.2                           Final Agreement.  Any representation, understanding, proposal, agreement, warranty, course of dealing or trade usage not contained or referenced herein shall not be binding.  No modification, amendment, rescission, waiver or other change shall be binding on VEL or Corning unless assented to in writing by both parties.

18.3                           No Third Party Beneficiaries.  This Agreement is solely for the benefit of VEL and Corning and not for any other person except as specifically provided herein.

PLEASE NOTE THAT CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT AND NOTED AS “*REDACTED*” PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

18.4                           Validity.  The validity, in whole or in part, of any Article, Section, clause, or subclause hereof shall not effect the validity of the remainder of such Article, Section, clause, or subclause, or this Agreement.

18.5                           Headings.  The headings provided for certain Articles, Sections, clauses, or subclauses of this Agreement or provided for convenience of reference only and shall not impact or alter the interpretation of the language associated with such Article, Section, clause, or subclause.

18.6                           Joint Work Product.  This Agreement was negotiated jointly by authorized representatives of each party; accordingly, no Article, Section, clause, or subclause shall be interpreted against a party on the basis of such party drafting any particular Article, Section, clause, or subclause.

18.7                           Authority.  Each party represents and warrants to the other that it has the requisite power and authority or has obtained such requisite power and authority to enter into this Agreement and perform the obligations required of it therein, and this Agreement has been signed by an authorized representative of such party.

18.8                           Amendments.  It is contemplated that the parties may explore expanding the scope of the parties’ relationship to include the development, sale and purchase of additional photochromic dyes and to include manufacturing of lens products by VEL for certain lens partners of Corning.  Any such expansion to this Agreement in this regard shall only become effective upon execution of a superceding agreement, an Amendment to this Agreement or a separate agreement as the case may be.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Corning Incorporated		Insight Equity A.P.X, LP
(d/b/a Vision-Ease Lens)

By:	/s/ Vivian L. Gernand	By:	/s/ Douglas C. Hepper
Name:	Vivian L. Gernand	Name:	Douglas C. Hepper
Title:	Division Vice President & GM	Title:	President & CEO
Date:	August 4, 2005	Date:	August 1, 2005

Exhibit	Contents
A	Specifications & Guidelines for the Dyes
B	Purchase Price for the Dyes; Payment Terms; Minimums
C	Photochromic Properties of the Products

PLEASE NOTE THAT CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT AND NOTED AS “*REDACTED*” PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit A

Dye Specifications & Guidelines

[*REDACTED*]

PLEASE NOTE THAT CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT AND NOTED AS “*REDACTED*” PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit B

Pricing, Payment Terms and Minimums

Minimum volume:

2005	2006	2007	2008	2009

[*REDACTED*]

Annual Forecast Amount:	[*REDACTED*]	[*REDACTED*]
Annual Forecast Amount:	[*REDACTED*]	[*REDACTED*]
Annual Forecast Amount:	[*REDACTED*]	[*REDACTED*]
Annual Forecast Amount:	[*REDACTED*]	[*REDACTED*]

In event the actual annual volumes purchased by VEL are in a range different than the annual forecast volume range, the parties shall reconcile any shortfall or overage, as the case may be, at the end of the calendar year.

Minimum volume per order:  [*REDACTED*].

Payment Terms:  net sixty (60) days from the date of the invoice.

PLEASE NOTE THAT CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT AND NOTED AS “*REDACTED*” PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit C

Photochromic Properties of Polycarbonate Lenses

[*REDACTED*]